Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

FORM OF COMMON STOCK PURCHASE WARRANT

APPLIED DIGITAL CORPORATION

Issue Date: [●]1 (the “Issue Date”)

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, CoreWeave, Inc. or its permitted assigns (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date and on or prior to the Termination Date (as defined below), but not thereafter, to purchase from Applied Digital Corporation, a Nevada corporation (the “Company”), up to [●]2 shares (subject to the limitations contained herein, including Sections 2(d) and 3(e), and subject to adjustment hereunder, the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The purchase price of one Warrant Share shall be equal to the Exercise Price, as defined in Section 2(b).

As used in this Warrant:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person; for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or a day on which banking institutions are authorized or required by law or other governmental action to close.

“Capital Stock” means, with respect to any Person, (i) any capital stock of such Person, (ii) any security convertible, with or without consideration, into any capital stock of such Person, (iii) any other shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the capital stock of such Person and (iv) any other equity interest in, or right to vote generally in elections of directors or the comparable governing body of, such Person.

1 Insert applicable Issue Date.

2 To equal the number of shares of Common Stock determined in accordance with either (i) with respect to the Initial Warrant, Section 1 of the Letter Agreement, or (ii) with respect to each Additional Warrant, Section 2 of the Letter Agreement.

“Change of Control” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another person(s) or entity(ies), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X), on a consolidated basis or otherwise, to one or more persons or entities, (B) if any person or “group” (as defined in Rule 13d-3 under the Exchange Act (as defined below)) shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of at least 50% of the aggregate ordinary voting power of the Company, (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction, (D) if the persons who (i) serve on the Company’s Board of Directors as of the date of this Warrant, or (ii) were nominated, elected or appointed by a majority of the persons who served on the Company’s Board of Directors at the time of such nomination, election or appointment, cease to constitute a majority of the Company’s Board of Directors, or (E) any other transaction or series of transactions that the Company’s Board of Directors shall determine to be treated as a Change of Control.

“Fair Market Value” of the Common Stock on any date of determination means (i) if the Common Stock is listed for trading on a national securities exchange, the closing sale price per share of the Common Stock on the Trading Day immediately prior to such date of determination, as reported by the national securities exchange, (ii) if the Common Stock is not listed on a national securities exchange but is listed in the over-the-counter market, the average last quoted sale price for the Common Stock (or, if no sale price is reported, the average of the high bid and low asked price for such date) on the Trading Day immediately prior to such date of determination, in the over-the-counter market as reported by OTC Markets Group Inc. or other similar organization, or (iii) in all other cases, in the sole discretion of the Board of Directors, (A) as agreed upon in good faith by the Holder and the Company or (B) as determined by an independent accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is retained at the sole cost and expense of the Company.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency, or political subdivision thereof).

“Principal Trading Market” means the trading market on which the Common Stock, or any successor security thereto, is primarily listed and quoted for trading, and which, as of the Issue Date is The Nasdaq Global Select Market.

“Reported Outstanding Shares Number” means (x) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent written notice by the Company or the Transfer Agent to the Holder, in each case setting forth the number of shares of Common Stock outstanding.

“Letter Agreement” that certain agreement entered into by and between the Holder and APLD ELN-03 LLC on May 28, 2025.

“Termination Date” shall mean the close of business on [●].3

“Trading Day” means a day on which:

(a)	trading in the Common Stock generally occurs on the Principal Trading Market; and

(b)	during the one-half hour period ending on the scheduled close of trading on any Trading Day no material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock existed or occurred.

If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

Section 1. Exercisability. The Holder’s right to exercise this Warrant with respect to the Warrant Shares is subject to limitations on exercisability as follows:

(a) This Warrant and the Holder’s rights hereunder with respect to the Warrant Shares (subject to adjustment or otherwise to the restrictions as set forth in this Warrant, including, without limitation, Section 2(d) and Section 3) is exercisable from and after the Issue Date through and including the Termination Date.

(b) The Holder’s right to receive the Warrant Shares, and the Company’s obligation to issue such Warrant Shares, upon exercise of this Warrant shall be subject to the limitations set forth in Section 2(d)(i).

Section 2. Exercise.

(a) Subject to Section 1, exercise of the purchase rights represented by this Warrant with respect to Warrant Shares may be made, in whole or in part, at any time or times on or after the Issue Date (subject to the provisions of Section 2(f) hereof) and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly completed and executed copy of a notice of exercise substantially in the form attached hereto as Exhibit A (a “Notice of Exercise”). The “Exercise Date” shall be the date on which such delivery shall have taken place (or be deemed to have taken place) unless a later date is specified in the Notice of Exercise. Within two (2) Trading Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise, at its option, (i) by Cashless Exercise (as defined and as set forth in Section 2(f)), (ii) by wire transfer or cashier’s check drawn on a United States bank (any such exercise, a “Cash Exercise”), or (iii) any combination of Cash Exercise and Cashless Exercise as set forth in Section 2(f); provided, however, in the event that the Holder has not delivered such aggregate Exercise Price within two (2) Trading Days following the date of such exercise as aforesaid, the Company shall not be obligated to deliver such Warrant Shares hereunder until such payment is made. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, and to the extent a physical copy is issued to the Holder, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation promptly after the relevant event shall have occurred. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases and the Holder may request that a new Warrant be issued to it representing the amount of Warrant Shares not purchased and the Company shall promptly comply with such request. The Company shall deliver any objection to any Notice of Exercise within two (2) Trading Days of receipt of such notice. The Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

3 Insert date that is the tenth (10th) anniversary of the Issue Date.

(b) Exercise Price. The “Exercise Price” per Warrant Share shall be $[●]4, subject to any adjustment required by Section 3.

(c) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. Upon each exercise of this Warrant, the Company shall promptly, but in no event later than two (2) Trading Days after delivery of the applicable Notice of Exercise (subject to the cash settlement provisions of Section 2(g) and delivery by the Holder to the Company of the aggregate Exercise Price payable pursuant to Section 2(b) or pursuant to the Cashless Exercise provisions of Section 2(f)), instruct the transfer agent for the Common Stock (the “Transfer Agent”) to record the issuance of the Warrant Shares purchased hereunder to the Holder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such shares for all purposes, as of the later of the Exercise Date and the date on which payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(c)(iv) prior to the issuance of such shares, has been made.

(ii) Rescission Rights. If the Company fails to issue or cause to have issued the Warrant Shares pursuant to Section 2(c)(i) or does not issue Warrant Shares as a result of the limitations in Section 1(b) or Section 2(d) within two (2) Trading Days after delivery of the applicable Notice of Exercise, then the Holder will have the right to rescind such exercise in its sole discretion. The right of rescission of the Holder under this Section 2(c)(ii) is subject to delivery by the Holder of the aggregate Exercise Price payable pursuant to Section 2(b) or Section 2(f).

(iii) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Fair Market Value.

(iv) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue, transfer, stamp or other similar tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares or a new Warrant to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or governmental charge, or has established to the satisfaction of the Company that such tax or governmental charge has been paid. Without limiting the generality of the foregoing, the Company shall pay all fees required for same-day processing of any Notice of Exercise and all other expenses of the Company and its registrar(s) and transfer agent(s) in connection with delivery of the Warrant Shares and replacement warrants. All payments in respect of this Warrant shall be subject to applicable withholding in respect of taxes. Where withholding in respect of taxes is imposed with respect to this Warrant, including in respect of an actual or deemed (for federal withholding tax purposes) payment in respect of this Warrant, the Holder shall promptly transfer to the Company the amount required to be withheld; provided that prior to any such payments the Company shall be required to demonstrate the basis for, and calculation of, such withholding and reasonably cooperate with Holder to reduce or eliminate any withholding tax to the extent permitted by applicable tax law.

4 Insert amount that is equal to the “Minimum Price” as defined in Nasdaq Listing Rule 5635(d), which is the lower of: (i) the closing price of the Common Stock on the Principal Trading Market as of the Pricing Date (as defined in the Letter Agreement), and (ii) the average closing price of the Common Stock on the Principal Trading Market for the five trading days immediately preceding, and inclusive of, the Pricing Date.

(v) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(vi) Sale of Stock by the Holder. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering of the Common Stock (pursuant to a merger, sale of stock, or otherwise) or in connection with a tender or exchange offer for shares of Common Stock of the Company, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(d) Holder’s Exercise Limitations.

(i) Notwithstanding anything to the contrary contained in this Warrant, the Company shall not effect the exercise of any portion of this Warrant, and, no Holder shall have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, any Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable regulations of the Securities and Exchange Commission (the “Commission”) thereunder, including any “group” of which any Holder is or may be deemed a member (collectively, the “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of calculating the Maximum Percentage, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder and its Attribution Parties and which would be in excess of the Maximum Percentage and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or any of its Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 2(d)(i). In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and its Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and its Attribution Parties’ aggregate beneficial ownership exceeds the applicable Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the Exercise Price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company by any Holder, the Maximum Percentage may be increased or decreased with respect to such Holder to any other percentage as specified in such notice; provided, that (i) any such increase or decrease in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and its Attribution Parties requesting such increase or decrease and not to any other Holder of this Warrant. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by any Attribution Party for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to exercise this Warrant, in whole or in part, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability.

(ii) Except as set forth in the exclusions to calculating beneficial ownership in Sections 2(d)(i)(A) and (B), for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Maximum Percentage. The Company shall have the sole right to enforce the provisions of Section 2(d)(i). If the Company receives a Notice of Exercise from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Shares Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Exercise would otherwise cause the Holder’s beneficial ownership, as determined pursuant to Section 2(d)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Notice of Exercise (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares.

The provisions of this Section 2(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation or the application of the rules of the Principal Trading Market.

(e) Warrant Shares Cap. Notwithstanding anything in this Warrant to the contrary, the Company shall not effect the exercise of any portion of this Warrant, and, no Holder shall have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that such exercise would result in the aggregate number of Warrant Shares issued under this Warrant, together with the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that would reasonably be expected to be aggregated with the transactions contemplated by this Warrant under the applicable rules of the Principal Trading Market, as determined by the Company in good faith and in consultation with Nasdaq Listing Qualification officials, to exceed 44,991,589 (the “Warrant Shares Cap”), which Warrant Shares Cap shall be adjusted for any split, subdivision, combination or reclassification of Common Stock, and in such case, the number of Warrant Shares issuable upon exercise of this Warrant shall be reduced or increased to the number of shares equal to the Warrant Shares Cap (for purposes of this calculation, rounded down to the nearest whole share).

(f) Cashless Exercise. In lieu of Cash Exercise, the Holder may elect to exercise the purchase rights represented by this Warrant by authorizing the Company to withhold and not issue to the Holder, in payment of the Exercise Price thereof, a number of such Warrant Shares equal to (x) the number of Warrant Shares for which the Warrant is being exercised, multiplied by (y) the Exercise Price, and divided by (z) the Fair Market Value on the Exercise Date (any such exercise, a “Cashless Exercise”); and such withheld Warrant Shares shall no longer be issuable under the Warrant, and the Holder shall not have any rights or be entitled to any payment with respect to such withheld Warrant Shares. In the event of a Change of Control in which the Common Stock is converted into solely the right to receive cash upon closing of such Change of Control, if this Warrant has not previously been exercised in full on an Exercise Date occurring before the third Trading Day prior to the consummation of such Change of Control, any unexercised portion of this Warrant shall be deemed exercised in full, without the delivery of a Notice of Exercise, effective immediately prior to the consummation of such Change of Control and the Holder shall be entitled to receive cash in an amount equal to the amount of cash payable in such Change of Control in respect of a number of shares of Common Stock equal to the number of Warrant Shares that would be deliverable upon an exercise of this Warrant in full immediately prior to consummation of such Change of Control pursuant to this Section 2(f) of the unexercised portion of this Warrant, where Fair Market Value of a share of Common Stock in such an exercise is deemed for these purposes to be the cash payable in respect of a share of Common Stock in such Change of Control; provided, that, for the avoidance of doubt, if the cash payable in respect of a share of Common Stock in such Change of Control in which the Common Stock is converted into solely the right to receive cash upon closing of such Change of Control is less than the then-applicable Exercise Price, then upon consummation of such Change of Control the unexercised portion of this Warrant shall be cancelled for no consideration.

(g) Cash Settlement. Notwithstanding any other provision herein, upon the exercise of this Warrant (either in full or in part, as applicable, and whether by Cash Exercise, Cashless Exercise or a combination thereof) by the Holder, in lieu of and in full satisfaction of its obligation to deliver any or all shares to which the Holder would otherwise be entitled (i) at the Company’s election in its sole discretion (the “Cash Settlement Option”) or (ii) in the event the Holder delivers a Notice of Exercise for a number of Warrant Shares that would result in the Holder exceeding the Warrant Shares Cap (the “Cash Settlement Requirement”), the Company will pay to the Holder cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) in an amount equal to the product of (A) the number of Warrant Shares with respect to which the Warrant is being exercised (including, in the case of a Cashless Exercise, shares to be withheld as payment of the Exercise Price in accordance with Section 2(f), if any) that the Company, in the case of the Cash Settlement Option, elects to settle, or in the case of the Cash Settlement Requirement, is required to settle (e.g., in the case of the Cash Settlement Requirement, the number of Warrant Shares being exercised that exceed the Warrant Shares Cap), in cash in lieu of shares, multiplied by (B) the excess of (x) the Fair Market Value on the Exercise Date over (y) the Exercise Price (the “Cash Settlement Payment”). The Cash Settlement Option shall be exercisable by the Company by delivering written notice (email being sufficient) to the Holder no later than the second (2nd) Business Day following receipt of any Notice of Exercise. The Cash Settlement Payment shall be paid to the Holder no later than thirty (30) days after the date on which the Holder provides its instructions for delivery of the Cash Settlement Payment either in the form of wire transfer instructions to a U.S. banking institution and/or address for delivery of a check. In the event that the Holder has previously remitted payment of the Exercise Price for any Warrant Shares that the Company elects or is required to settle in cash in lieu of shares pursuant to this Section 2(g), the Cash Settlement Payment shall be increased, dollar for dollar, by the amount of such remitted payment. Upon receipt of the Cash Settlement Payment, the Company’s obligation to deliver shares of Common Stock with respect to the portion of the Warrant Shares paid in cash pursuant to this Section 2(g) shall be deemed fully satisfied, and in the case of Cashless Exercise, the number of corresponding Warrant Shares by which this Warrant has been permanently reduced in connection with such Cashless Exercise and settled in cash as contemplated by this Section 2(g) shall continue to be so reduced in accordance with Section 2(f), unaffected by the exercise of the Cash Settlement Option or effectuation of the Cash Settlement Requirement. Notwithstanding anything in this Warrant to the contrary, from and after the date: (i) the Company delivers Notice of Exercise of the Cash Settlement Option pursuant to this Section 2(g) or (ii) the Holder delivers a Notice of Exercise for a number of Warrant Shares that would, but for the Warrant Shares being paid in cash pursuant to this Section 2(g), result in the Holder exceeding the Warrant Shares Cap, this Warrant shall be deemed exercised for all Warrant Shares set forth in the applicable Notice of Exercise, except that the Holder shall not be deemed a shareholder of the Company with respect to the shares of Common Stock to be settled in cash pursuant to the Cash Settlement Option or the Cash Settlement Requirement.

Section 3. Certain Adjustments.

(a) Stock Dividends, Subdivision, Combinations and Consolidations. If the Company, at any time while this Warrant is outstanding (in whole or in part): (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock (or other class of Capital Stock of the Company then issuable upon exercise of this Warrant) or any other equity or equity equivalent securities payable in shares of Common Stock (or such other class of Capital Stock) (which, for avoidance of doubt, shall not include any shares of Common Stock (or such other class of Capital Stock) issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock (or other class of Capital Stock of the Company then issuable upon exercise of this Warrant) into a larger number of shares or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding shares of Common Stock (or other class of Capital Stock of the Company then issuable upon exercise of this Warrant) into a smaller number of shares, then in each case the Exercise Price shall be adjusted by multiplying the Exercise Price immediately before the applicable corporate action by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and thereafter the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or consolidation. If the Company, at any time while this Warrant is outstanding (in whole or in part) distributes rights on shares of its Common Stock (or other class of Capital Stock of the Company then issuable upon exercise of this Warrant) in connection with a shareholder rights plan, no adjustment shall be made pursuant to this Section 3 and any such rights shall accompany the Warrant Shares issued pursuant to this Warrant if such shareholder rights plan remains in effect.

(b) Reclassifications, Reorganizations, Consolidations, Mergers and Sales. In the event of (i) any capital reorganization of the Company, (ii) any reclassification or recapitalization of the stock of the Company (other than (x) a change in par value or from par value to no par value or from no par value to par value or (y) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Section 3(a) shall apply), (iii) any consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock or any other class of Capital Stock then issuable upon exercise of this Warrant), (iv) any sale of all or substantially all of the assets of the Company, or (v) any similar transaction, this Warrant shall remain outstanding and, after such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, be exercisable for the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor corporation resulting from such consolidation or sale, or surviving such merger, if any, to which the holder of the number of Warrant Shares underlying this Warrant (at the time of such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, and subject to the limitations set forth in Section 1 and Section 2) would have been entitled upon such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction. In such event, the aggregate Exercise Price otherwise payable for the shares of Common Stock (or such other class of Capital Stock) issuable upon exercise of this Warrant shall be allocated among the Alternative Consideration receivable as a result of such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, in proportion to the respective fair market values of such Alternate Consideration. If and to the extent that the holders of Common Stock (or such other class of Capital Stock) have the right to elect the kind or amount of consideration receivable upon consummation of such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, then the consideration that the Holder shall be entitled to receive upon exercise shall be specified by the Holder, which specification shall be made by the Holder by the later of (A) ten (10) Business Days after the Holder is provided with a final version of all material information concerning such choice as is provided to the holders of Common Stock (or such other class of Capital Stock), and (B) the last time at which the holders of Common Stock (or such other class of Capital Stock) are permitted to make their specifications known to the Company; provided, however, that if the Holder fails to make any specification within such time period, the Holder’s choice shall be deemed to be whatever choice is made by a plurality of all holders of Common Stock (or such other class of Capital Stock) that are not affiliated with the Company (or, in the case of a consolidation, merger, sale or similar transaction, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, all references to “Warrant Shares” herein shall be deemed to refer to the Alternate Consideration to which the Holder is entitled pursuant to this Section 3(b). The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, recapitalizations, consolidations, mergers or sales.

(c) Other Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) other than any dividend or distribution referred to in Section 3(a) or Section 3(b) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that such participation by the Holder in any such Distribution would result in the Holder exceeding the Maximum Percentage, then, at such time, the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such later time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage). To the extent that this Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.

(d) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock (or such other Company security as is then issuable upon exercise of this Warrant) deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (or such other Company security) (excluding treasury shares, if any) issued and outstanding on such date.

(e) Notice to Holder.

(i) Adjustment to Terms of Warrant. Whenever any of the terms of this Warrant are adjusted pursuant to any provision of this Section 3 or any other applicable provision hereof, the Company shall promptly, and in any event no later than 10 calendar days following such adjustment, send to the Holder a notice signed by a duly authorized officer of the Company and setting forth (x) the Exercise Price, number of Warrant Shares and, if applicable, the kind and amount of Alternate Consideration purchasable hereunder after such adjustment and (y) the facts requiring such adjustment in reasonable detail.

(ii) Notice to Allow Exercise by Holder. If, during the period in which this Warrant is outstanding, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant and Warrant Shares.

(a) Restrictive Legend. Until such time as no longer required by applicable securities laws, this Warrant and the Warrant Shares (unless and until sold in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), or, in the case of Warrant Shares, transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the Commission, as such rule may be amended from time to time (“Rule 144”)) will be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

At such time as the foregoing legend is not so required, upon request of the Holder and, if requested by the Company, receipt by the Company (from Company counsel) of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the legend to be removed from any certificate or other instrument for this Warrant or Warrant Shares.

(b) Transferability. Subject to the provisions of Section 4(a), the Holder may sell, assign, transfer, pledge or dispose of all or any portion of this Warrant and/or the Warrant Shares (including, without limitation, any registration rights attaching to such Warrant and/or Warrant Shares) at any time or from time to time without the prior approval of the Company. In connection with any transfer of all or any portion of this Warrant, the Holder must provide an assignment form substantially in the form attached hereto as Exhibit B duly completed and executed by the Holder or any such subsequent Holder, as applicable, and the proposed transferee must consent in writing to be bound by the terms and conditions of this Warrant. Any transfer of all or any portion of this Warrant shall also be subject to the Securities Act and other applicable federal or state securities or blue sky laws. Upon any transfer of this Warrant in full, the Holder shall be required to physically surrender this Warrant to the Company within three (3) Trading Days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full and funds sufficient to pay any transfer taxes payable upon the making of such transfer. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued; provided that if the Holder or their assignee request, and upon receipt of this Warrant, the Company shall issue each the Holder and its assignee new warrants each providing for the purchase of the number of shares of Common Stock set forth in such request, which amounts, when taken together shall equal the number of Warrant Shares issuable under this Warrant. This Warrant or any portion thereof shall not be sold, assigned, transferred, pledged or disposed of in violation of the Securities Act, federal or state securities laws or the Company’s certificate of incorporation.

(c) Warrant Register. The Company shall register this Warrant upon records to be maintained by or on behalf of the Company for that purpose (the “Warrant Register”) in the name of the record Holder hereof from time to time. Absent manifest error or actual notice to the contrary, the Company may deem and treat the Holder of this Warrant so registered as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes.

Section 5. Miscellaneous.

(a) No Rights as Stockholder Until Exercise. Except as expressly set forth herein, this Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c).

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon delivery by the Holder to the Company of (i) notice of the loss, theft, destruction or mutilation of this Warrant and (ii) in the case of loss, theft or destruction, an indemnity agreement in a form and amount reasonably satisfactory to the Company or, in the case of mutilation, surrender of the mutilated Warrant, the Company will make and deliver a new Warrant of like tenor dated as of the Issue Date.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares. The Company covenants that, during the period this Warrant is exercisable (in whole or in part), it will reserve from its authorized and unissued Common Stock, free from any preemptive rights and free from all taxes, liens and charges, a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock is listed or traded and that upon issuance, the Warrant Shares will be listed on any national securities exchange upon which the Common Stock is listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and full payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and non-assessable, not subject to any preemptive rights and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(e) Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of a customary indemnity agreement reasonably satisfactory to the Company or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of the same tenor and date.

(f) Tax Information. Prior to the issuance of this Warrant, the Holder shall provide an Internal Revenue Service Form W-9 or W-8, as applicable, to the Company. At any time thereafter, the Holder shall provide updated documentation when any documentation previously delivered to the Company has expired or becomes obsolete or invalid or otherwise upon the reasonable request of the Company.

(g) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

(i) Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at Applied Digital Corporation, 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas, 75219 (Attention: Chief Financial Officer), (ii) if to CoreWeave, Inc. at any such time CoreWeave, Inc. is the Holder, to its office at 290 W Mt. Pleasant Ave., Suite 4100, Livingston, NJ 07039 (Attention: General Counsel), (iii) if to any Holder other than CoreWeave, Inc., to such Holder at the address of such Holder as listed in the stock record books of the Company or (iv) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(j) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l) Amendment. Subject to the requirements of Section 2(d)(i), this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(o) Remedies. The Holder’s sole and exclusive remedy in the event of a breach of the provisions of this Warrant shall be specific performance. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees that the Holder shall be entitled to specific performance as the sole and exclusive remedy for any such breach.

[Signatures Contained on the Following Page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the Issue Date.

APPLIED DIGITAL CORPORATION

By:
Name:
Title:

[Signature Page to Common Stock Purchase Warrant]

EXHIBIT A

NOTICE OF EXERCISE

To: Applied Digital Corporation

Reference is made to that certain Common Stock Purchase Warrant (the “Warrant”) issued by Applied Digital Corporation, (the “Company”) on [●]5. Capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in the Warrant.

The undersigned Holder of the Warrant hereby elects to exercise the Warrant for ______ Warrant Shares, subject to (check one):

☐ delivery of the aggregate Exercise Price for the Warrant Shares as to which the Warrant is so exercised, together with all applicable transfer taxes, if any; or

☐ tender of ______ Warrants pursuant to the cashless exercise provisions of Section 2(f) of the Warrant, together with all applicable transfer taxes, if any.

The undersigned Holder hereby instructs the Company to issue the applicable number of Warrant Shares, or the net number of shares of Common Stock issuable upon exercise of the Warrant pursuant to the cashless exercise provisions of Section 2(f) of the Warrant, in the name of the undersigned Holder.

The undersigned Holder hereby represents and warrants to the Company that, as of the date hereof:

1.	Experience; Accredited Investor Status. The Holder (i) is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) is capable of evaluating the merits and risks of its investment in the Company, (iii) has the capacity to protect its own interests, and (iv) has the financial ability to bear the economic risk of its investment in the Company.

2.	Company Information. The Holder has been provided access to all information regarding the business and financial condition of the Company, its expected plans for future business activities, material contracts, intellectual property, and the merits and risks of its purchase of the Warrant Shares, which it has requested or otherwise needs to evaluate an investment in the Warrant Shares. It has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. It has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment and all such questions have been answered to its satisfaction.

3.	Investment. The Holder has not been formed solely for the purpose of making this investment and is acquiring the Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. It understands that the Warrant Shares have not been registered under the Securities Act or applicable state and other securities laws and are being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein.

4.	Transfer Restrictions. The Holder acknowledges and understands that (i) transfers of the Warrant Shares are subject to transfer restrictions under the federal securities laws and (ii) it may have to bear the economic risk of this investment for an indefinite period of time unless the Warrant Shares are subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

Name of Registered Owner:

Signature of Authorized Signatory of Registered Owner

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

5 Insert Issue Date of Warrant.

Exhibit A-1

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	(Please Print)

Address:

Dated: __________/__/______	(Please Print)

Holder’s Signature:

Holder’s Address:

Exhibit B-1